Exhibit 99.1

Ferrellgas Partners, L.P. Reports Fiscal First Quarter 2019 Results

•                  Total Retail propane sales volume for the quarter increased approximately nine percent leading to a 15 percent increase in gross margin dollars over the prior year

•                  Retail customer growth of approximately 24,500, or four percent over prior year

•                  Tank Exchange sale locations now exceed 53,800, up 12 percent compared to prior year.

•                  Three accretive acquisitions of Blue Rhino independent distributors completed to date this fiscal year.

LIBERTY, Mo., December 6, 2018 (GLOBE NEWSWIRE) — Ferrellgas Partners, L.P. (NYSE:FGP) (“Ferrellgas” or the “Company”) today reported financial results for its fiscal first quarter ended October 31, 2018.

For the quarter, the Company reported a net loss attributable to Ferrellgas Partners, L.P. of $57.0 million, or $.58 per common unit, compared to prior year period net loss of $47.9 million, or $.49 per common unit.

Adjusted EBITDA, a non-GAAP measure, was $17.8 million compared to $26.2 million in the prior year. The following table represents the contribution to adjusted EBITDA from ongoing propane operations as well as from assets that were sold during 2018.

(in millions)	Q1 2019	Q1 2018
Propane Operations and Corporate Support	$17.8	$19.0
Results from Assets Sold in 2018	—	7.2
Consolidated Adjusted EBITDA	$17.8	$26.2

On a trailing twelve month basis, adjusted EBITDA from ongoing propane operations and corporate support as of October 31, 2018 is $226.5 million compared to $227.7 million as of July 31, 2018.

The Company’s propane operations reported that total gallons sold increased 5.9 million gallons, or three percent, over prior year. Margins were over two percent higher than the prior year despite increased competitive pressure in the tank exchange business. The Company continues its aggressive approach to gaining market share.  This strategic focus resulted in approximately 24,500 new customers, or approximately four percent more than prior year. Additionally, the Company’s current Blue Rhino tank exchange sales locations have increased over 12 percent from prior year to over 53,800 locations. Overall, the increase in sales volume growth and margins per gallon resulted in an increase in gross margin dollars of $4.4 million.  The Company’s ongoing commitment to investing in the business led to higher operating expenses during the quarter which were largely the result of new locations established to be in closer proximity to current and potential customers as the company looks to continue increasing market share and customer density.  As a result of this investment and the growth in sales volumes, operating, general and administractive expenses in our Propane segment were $6.1 million higher than the prior year.

Liquidity of $250.1 million at October 31, 2018 resulted from $186.9 million of available borrowing capacity on the Company’s secured credit facility and $63.2 million of cash.

“We are extremely pleased with the quarterly results as our strategy to invest in the growth of the business is paying dividends even faster than anticipated,” said James E. Ferrell, Interim Chief Executive Officer and President of Ferrellgas.  “We are committed to growing market share organically and through acquisition.  As expected, operating expenses would exceed growth in gross margin dollars leading into the quarter, however, we were able recover those investments almost completely with an extremely strong month of October.  We have momentum leading into the winter heating season with a stronger customer base, larger footprint and committed employee owners.”

As previously announced, the Company indefinitely suspended its quarterly cash distribution resulting from a failure to meet the required fixed charge coverage ratio within the senior unsecured notes due 2020.

In addition to solidifying the Company’s liquidity with the fourth quarter 2018 closing of the $575 million secured credit facility and extension of its accounts receivable securitization facility and cash from 2018 announced asset sales, the Company is in the process of engaging a financial advisor to assist in evaluating all available options to address its leverage.

“Our Company is focused on growth.” said Ferrell.  “We have the liquidity to continue executing on this strategy and I expect that we will resolve our leverage situation in the near future to position our Company for continued success.”

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 27, 2018. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2018, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

William Ruisinger, Interim Chief Financial Officer — billruisinger@ferrellgas.com 816-792-7914

FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	October 31, 2018	July 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$63,188	$119,311
Accounts and notes receivable, net (including $137,560 and $120,079 of accounts receivable pledged as collateral at October 31, 2018 and July 31, 2018, respectively)	136,189	126,054
Inventories	106,560	83,694
Prepaid expenses and other current assets	34,003	34,862
Total Current Assets	339,940	363,921

Property, plant and equipment, net	566,078	557,723
Goodwill, net	247,478	246,098
Intangible assets, net	117,452	120,951
Other assets, net	72,842	74,588
Total Assets	$1,343,790	$1,363,281

LIABILITIES AND PARTNERS’ DEFICIT
Current Liabilities:
Accounts payable	$59,664	$46,820
Short-term borrowings	—	32,800
Collateralized note payable	90,000	58,000
Other current liabilities	185,968	142,025
Total Current Liabilities	335,632	279,645

Long-term debt (a)	2,081,243	2,078,637
Other liabilities	38,654	39,476
Contingencies and commitments

Partners’ Deficit:
Common unitholders (97,152,665 units outstanding at October 31, 2018 and July 31, 2018)	(1,041,971)	(978,503)
General partner unitholder (989,926 units outstanding at October 31, 2018 and July 31, 2018)	(70,433)	(69,792)
Accumulated other comprehensive income	8,050	20,510
Total Ferrellgas Partners, L.P. Partners’ Deficit	(1,104,354)	(1,027,785)
Noncontrolling interest	(7,385)	(6,692)
Total Partners’ Deficit	(1,111,739)	(1,034,477)
Total Liabilities and Partners’ Deficit	$1,343,790	$1,363,281

(a)         The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $357 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	October 31		October 31
	2018	2017	2018	2017
Revenues:
Propane and other gas liquids sales	$334,966	$302,758	$1,675,184	$1,378,771
Midstream operations	—	120,760	161,559	479,419
Other	17,343	31,137	134,053	147,200
Total revenues	352,309	454,655	1,970,796	2,005,390

Cost of sales:
Propane and other gas liquids sales	204,136	179,515	998,035	754,458
Midstream operations	—	108,125	147,434	442,922
Other	3,047	13,702	57,999	69,223

Gross profit	145,126	153,313	767,328	738,787

Operating expense	110,331	110,462	471,617	437,221
Depreciation and amortization expense	18,992	25,732	95,055	102,881
General and administrative expense	14,179	13,164	55,416	47,662
Equipment lease expense	7,863	6,741	29,394	28,516
Non-cash employee stock ownership plan compensation charge	2,748	3,962	12,645	15,296
Non-cash stock-based compensation charge (a)	—	—	—	1,417
Asset impairments	—	—	10,005	—
Loss on asset sales and disposals	4,504	895	191,008	8,929

Operating income (loss)	(13,491)	(7,643)	(97,812)	96,865

Interest expense	(43,878)	(40,807)	(171,538)	(157,864)
Other income, net	19	511	436	1,477

Loss before income tax benefit	(57,350)	(47,939)	(268,914)	(59,522)

Income tax expense (benefit)	158	377	(2,897)	(176)

Net loss	(57,508)	(48,316)	(266,017)	(59,346)

Net loss attributable to noncontrolling interest (b)	(493)	(401)	(2,336)	(297)

Net loss attributable to Ferrellgas Partners, L.P.	(57,015)	(47,915)	(263,681)	(59,049)

Less: General partner’s interest in net loss	(570)	(479)	(2,637)	(590)

Common unitholders’ interest in net loss	$(56,445)	$(47,436)	$(261,044)	$(58,459)

Loss Per Common Unit
Basic and diluted net loss per common unitholders’ interest	$(0.58)	$(0.49)	$(2.69)	$(0.60)

Weighted average common units outstanding - basic	97,152.7	97,152.7	97,152.7	97,443.7

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	October 31		October 31
	2018	2017	2018	2017

Net loss attributable to Ferrellgas Partners, L.P.	$(57,015)	$(47,915)	$(263,681)	$(59,049)
Income tax expense (benefit)	158	377	(2,897)	(176)
Interest expense	43,878	40,807	171,538	157,864
Depreciation and amortization expense	18,992	25,732	95,055	102,881
EBITDA	6,013	19,001	15	201,520
Non-cash employee stock ownership plan compensation charge	2,748	3,962	12,645	15,296
Non-cash stock based compensation charge (a)	—	—	—	1,417
Asset impairments	—	—	10,005	—
Loss on asset sales and disposals	4,504	895	191,008	8,929
Other income, net	(19)	(511)	(436)	(1,477)
Severance expense $358 included in operating expense for both the three and twelve months ended periods ending October 31, 2017. Also includes $1,305 and $1,795 included in general and administrative expense for the three and twelve months ended October 31, 2017, respectively.	—	1,663	—	2,153
Legal fees and settlements	3,564	—	9,629	—
Multi-employer pension plan withdrawal settlement	1,524	—	1,524	—
Exit costs associated with contracts - Midstream dispositions		—	11,804
Unrealized (non-cash) loss (gain) on changes in fair value of derivatives $(314), and $1,839 included in cost of sales for the twelve months ended October 31, 2018 and 2017, respectively. Also includes in cost of sales $1,607 for the three months ended October 31, 2017. Also includes $(2,120) included in operating expense for the twelve months ended October 31, 2017.	—	1,607	(314)	(281)
Net loss attributable to noncontrolling interest (b)	(493)	(401)	(2,336)	(297)
Adjusted EBITDA (c)	17,841	26,216	233,544	227,260
Net cash interest expense (d)	(40,899)	(38,057)	(163,734)	(148,027)
Maintenance capital expenditures (e)	(5,385)	(8,704)	(24,298)	(22,317)
Cash refund from (paid for) taxes	(2)	(6)	295	(315)
Proceeds from certain asset sales	1,061	1,208	9,056	7,440
Distributable cash flow attributable to equity investors (f)	(27,384)	(19,343)	54,863	64,041
Distributable cash flow attributable to general partner and non-controlling interest	(548)	(387)	1,097	1,281
Distributable cash flow attributable to common unitholders (g)	(26,836)	(18,956)	53,766	62,760
Less: Distributions paid to common unitholders	9,715	9,715	38,861	38,860
Distributable cash flow excess/(shortage)	$(36,551)	$(28,671)	$14,905	$23,900

Propane gallons sales
Retail - Sales to End Users	129,667	119,294	647,341	572,978
Wholesale - Sales to Resellers	48,960	53,429	235,741	227,690
Total propane gallons sales	178,627	172,723	883,082	800,668

(a)         Non-cash stock-based compensation charges consist of the following:

	Three months ended		Twelve months ended
	October 31		October 31
	2018	2017	2018	2017
Operating expense	$—	$—	$—	$567
General and administrative expense	—	—	—	850
Total	$—	$—	$—	$1,417

(b)         Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)          Adjusted EBITDA is calculated as net loss attributable to Ferrellgas Partners, L.P., less the sum of the following: income tax expense (benefit), interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, non-cash stock-based compensation charge, asset impairments, loss on asset sales and disposals, other income, net, severance expense, legal fees and settlements, multi-employer pension plan withdrawal settlement, exit costs associated with contracts - Midstream dispositions, unrealized (non-cash) loss (gain) on changes in fair value of derivatives, and net loss attributable to noncontrolling interest.  Management believes the presentation of this measure is relevant and useful, because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)         Net cash interest expense is the sum of interest expense less non-cash interest expense and other expense, net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)          Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)           Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash refund from (paid for) for taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to distributable cash flow attributable to equity investors or similarly titled measurements used by other corporations and partnerships. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(g)          Distributable cash flow attributable to common unitholders is calculated as Distributable cash flow attributable to equity investors minus distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to common unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow attributable to common unitholders, as management defines it, may not be comparable to distributable cash flow attributable to common unitholders or similarly titled measurements used by other corporations and partnerships. Items added to our calculation of distributable cash flow attributable to common unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to common unitholders may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP .